Exhibit 99.1

CT COMMUNICATIONS PRESS RELEASE
For Immediate Release
April 27, 2006
Concord, NC
Contact:
Jim Hausman
704.722.2410
Duane Johnson
704.722.3231
CT Communications Announces First Quarter 2006 Results
First Quarter 2006 Highlights
•	Company receives $97.4 million from Palmetto MobileNet transaction
•	Net income grows to $57.2 million, including $54.1 million from Palmetto transaction
•	Operating revenue increases 4.2% to $43.1 million vs. year ago quarter
•	Best ever quarter for net DSL additions; 35% higher than previous record
•	Wireless customer churn improves to 1.4% while subscribers increase 7%
First Quarter 2006 Consolidated Results
CT Communications, Inc. (NASDAQ: CTCI) announces net income of $57.2 million and earnings per diluted common share of $2.98 for the first quarter of 2006. The first quarter diluted earnings per share include CTC’s share of Palmetto MobileNet’s sale of its interests in several wireless partnerships to Alltel, which contributed $2.82 to the quarter results. Asset impairment charges related to certain fixed wireless broadband equipment and certain investment securities totaled $0.03 per share. Diluted earnings per share, excluding the effect of these items, was $0.19 in the first quarter of 2006.
Consolidated operating revenue for the quarter ended March 31, 2006 increased 4.2% to $43.1 million from $41.4 million in the first quarter of 2005. The increase resulted primarily from a $0.5 million increase in customer recurring revenue, a $0.5 million increase in Wireless roaming revenue and a $0.5 million increase in access and interconnection revenue. The growth in customer recurring revenue was driven by a 40% increase in DSL customers, a 14% increase in Greenfield access lines and a 7% increase in Wireless subscribers. Partially offsetting the growth in these business units was a 2.6% decline in ILEC access lines. The increase in Wireless roaming revenue was driven by higher roaming minutes of use on the Company’s wireless network, while the increase in access and interconnection revenue was primarily due to an increase in facility billings.
Operating expense in the first quarter of 2006 increased 4.7% to $38.0 million from $36.3 million in the first quarter of 2005. The increase in operating expense was primarily attributable to a $0.7 million increase in cost of service, a $0.6 million increase in administrative expense, a $0.3 million increase in depreciation expense and an asset impairment charge of $0.2 million. The increase in cost of service was primarily related to a $0.5 million increase in Wireless handset and accessories expense associated with retention and contract renewal programs targeted to improve customer churn. Also contributing to the increase in cost of service was a $0.2 million increase in Wireless roaming and settlement expense related to CTC Wireless customers’ higher minutes of use on other carriers’ networks. The increase in administrative expense was largely due to increases in medical claims and to changes made during 2005 to certain incentive programs for stock based compensation. The asset impairment charge relates to certain fixed wireless broadband equipment.
First Quarter 2006 Results by Business Unit
•	ILEC – (“Concord Telephone”)

Concord Telephone’s operating revenue in the first quarter of 2006 increased 4.0% to $23.6 million from $22.7 million in the same quarter last year. The $0.9 million increase in operating revenue was primarily due to a $0.8 million increase in access and interconnection revenue associated with higher facility billings. Operating expense for the first quarter of 2006 increased 3.0% to $17.8 million from $17.3 million in the first quarter of 2005. The increase in operating expense was mainly due to a $0.4 million increase in personnel expense due to an increase in medical benefit costs and to changes made during 2005 to certain incentive programs for stock based compensation. Operating income for the first quarter of 2006 increased 7.2% to $5.8 million from $5.4 million in the same period last year. Operating margin for the first quarter of 2006 was 24.6% compared to 23.9% for the first quarter of 2005. Concord Telephone ended the first quarter of 2006 with 109,871 access lines in service, a 2.6% decrease from the first quarter of 2005.

•	Wireless Service – (“Wireless”)

Wireless’ operating revenue in the first quarter of 2006 increased 7.5% to $9.1 million from $8.5 million in the first quarter of 2005. The increase was attributable to a $0.5 million increase in roaming and settlement revenue and a $0.2 million increase in customer recurring revenue driven by a 7% increase in Wireless subscribers. Operating expense in the first quarter of 2006 increased $0.9 million to $8.6 million compared to the first quarter of 2005. The increase in operating expense was primarily attributable to a $0.5 million increase in Wireless handset and accessories expense associated with retention and contract renewal programs targeted to reduce customer churn and to a $0.2 million increase in roaming and settlement expense. Operating income in the first quarter of 2006 decreased to $0.5 million from $0.8 million in the same period last year. Wireless ended the first quarter of 2006 with 47,145 subscribers, a 7% increase in customers compared to the first quarter of 2005. Customer churn in the first quarter of 2006 improved to 1.4% from 1.6% in the first quarter of 2005.

•	CLEC

CLEC operating revenue in the first quarter of 2006 decreased $0.5 million to $4.6 million compared to the same period last year. The decline in operating revenue was due to a $0.3 million decrease in access and interconnection revenue and a $0.2 million decrease in customer recurring revenue. Access and interconnection revenue in the first quarter of 2005 included $0.5 million in recoveries of previously disputed billings, while the decline in customer recurring revenue was attributable to lower average rates for customer contract renewals. Operating loss for the first quarter of 2006 was $0.6 million compared to an operating loss of $0.1 million in the first quarter of 2005. CLEC ended the first quarter of 2006 with 33,390 access lines compared to 31,861 access lines for the same quarter last year.

•	Greenfield

Greenfield’s operating revenue in the first quarter of 2006 increased 9.6% to $2.5 million from $2.3 million in the first quarter of 2005. The increase in operating revenue was attributable to growth in customer recurring revenue driven by a 14% increase in access lines. Operating expense in the first quarter of 2006 increased $0.3 million to $3.3 million compared to the same period last year, due primarily to a $0.2 million increase in depreciation expense. Operating loss for the first quarter of 2006 was $0.8 million compared to $0.7 million in the first quarter of 2005. Greenfield ended the first quarter of 2006 with 15,324 access lines compared to 13,451 access lines in the first quarter of 2005. As of March 31, 2006 the Company had 122 Greenfield projects, which represent a potential of more than 54,000 marketable lines at the completion of the projects.

•	Internet & Data – (“CTC Internet Services”)

CTC Internet Services’ operating revenue in the first quarter of 2006 increased 17.3% to $3.3 million from $2.8 million in the same period last year. DSL revenue increased $0.6 million, or 32.0% to $2.3 million, while operating expense decreased 5.1% to $2.5 million from the same quarter last year. Operating income in the first quarter of 2006 increased to $0.8 million from $0.2 million in the same quarter last year. CTC Internet Services ended the first quarter of 2006 with 21,710 DSL customers, an increase of 6,187 customers compared to the first quarter of 2005. Dial-up customers declined to 6,031, while high-speed customers increased to 716 at March 31, 2006.
Future Period Guidance
We currently expect operating results to approximate the following during these future periods:
•	2nd Quarter 2006
o	Revenue of $41.5 to $43.5 million

o	Operating income of $4.9 to $5.3 million

o	Depreciation expense of $8.1 to $8.3 million

o	Diluted earnings per share of $0.16 to $0.18

o	Capital expenditures of $7.0 to $9.0 million
•	Full Year 2006
o	Revenue of $168.0 to $172.0 million

o	Operating income of $17.0 to $21.0 million

o	Depreciation expense of $32.0 to $34.0 million

o	Diluted earnings per share of $3.44 to $3.50

o	Capital expenditures of $35.5 to $39.5 million
CT Communications will host a conference call to discuss the results of the first quarter on Friday, April 28, 2006 at 10:00 AM ET. You are invited to listen to the conference call that will be broadcast live over the Internet at www.ctc.net. If you are unable to listen during the live webcast, the call will be archived on the web site at www.ctc.net until May 31, 2006. Additionally, a replay of the call will be available until 5:00 PM ET on Friday, May 5, 2006 at 800-633-8284. Enter access number 21290420.
CT Communications, Inc. is headquartered in Concord, N.C. and is a growing provider of integrated telecommunications and related services to residential and business customers located primarily in North

Carolina. CT Communications, Inc. offers a comprehensive package of telecommunications services, including local and long distance telephone services, Internet and data services and wireless services.
Certain statements contained in this press release are “forward-looking statements,” within the meaning of federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks, uncertainties and assumptions made by management about us, including, among other things, changes in industry conditions created by the Telecommunications Act of 1996 and related state and federal legislation and regulations, the impact of economic conditions related to financial performance of customers, business partners, competitors and peers within the telecommunications industry, the recovery of the substantial costs incurred over the past few years in connection with our expansion into new businesses, retention of our existing customer base and our ability to attract new customers, our ability to control pricing and product offerings in a highly competitive industry, our ability to attract and retain key personnel, the performance of our investments, rapid changes in technology, our ability to manage capital expenditures related to changes in technology, actions of our competitors, and the impact of economic and political events on our business, operating regions and customers, including terrorist attacks. In some cases, these forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “intend” or “potential” or the negative of those words or other comparable words. These forward-looking statements may differ materially from actual events or results because they involve estimates, assumptions and uncertainties and should be viewed with caution. We undertake no obligation to update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. Readers are also directed to consider the risks, uncertainties and other factors discussed in documents filed by us with the Securities and Exchange Commission, including those matters summarized under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2005.

CT Communications, Inc.
Consolidated Statements of Income
(Unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,		%
	2006	2005	Change
Operating Revenue
ILEC Services	$23,587	$22,679	4.0%
Wireless Services	9,127	8,492	7.5%
CLEC Services	4,630	5,135	(9.8%)
Greenfield Services	2,511	2,291	9.6%
Internet & Data Services	3,284	2,800	17.3%

Total Operating Revenue	43,139	41,397	4.2%

Operating Expense
ILEC Services	17,777	17,261	3.0%
Wireless Services	8,606	7,687	12.0%
CLEC Services	5,207	5,251	(0.8%)
Greenfield Services	3,277	2,963	10.6%
Internet & Data Services	2,469	2,603	(5.1%)
Other	684	532	28.6%

Total Operating Expense	38,020	36,297	4.7%

Operating Income	5,119	5,100	0.4%

Other Income (Expense)
Investment, Equity Method	89,840	1,243
Gains, Interest, Dividends	812	148
Impairment on Investments	(876)	(418)
Other Expenses, Principally Interest	(1,034)	(1,175)

Total Other Income (Expense)	88,742	(202)

Pre-Tax Income	93,861	4,898

Income Tax Expense	36,705	1,909

Net Income	$57,156	$2,989

Diluted Weighted Average Shares	19,187	18,980

Diluted Earnings Per Share	$2.98	$0.16

CT Communications, Inc.
Consolidated Balance Sheets
(Unaudited, in thousands)

	March 31,	December 31,
	2006	2005
ASSETS
Cash and Cash Equivalents	$46,555	$23,011
Temporary Investments	61,704	—
Accounts Receivable and Unbilled Revenue, Net	15,058	16,336
Wireless Spectrum Held-for-Sale	15,646	15,646
Other Assets	8,739	7,220

Current Assets	147,702	62,213

Investment Securities	5,584	5,845
Investments in Unconsolidated Companies	7,324	15,618
Property, Plant and Equipment, Net	198,827	200,179
Other Assets	37,949	37,565

TOTAL ASSETS	$397,386	$321,420

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Portion of Long-Term Debt	$5,000	$15,000
Accounts Payable	7,490	8,482
Customer Deposits and Advance Billings	2,507	2,538
Income Taxes Payable	36,847	2,107
Other Accrued Liabilities	6,707	11,814

Current Liabilities	58,551	39,941

Long-Term Debt	38,750	40,000
Deferred Credits and Other Liabilities	46,446	45,599
Stockholders’ Equity	253,639	195,880

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$397,386	$321,420

CT Communications, Inc.
Customer Information

	March 31,	March 31,	%
	2006	2005	Change
ILEC Access Lines
Business Lines	28,241	28,647	(1.4%)
Residential Lines	81,630	84,174	(3.0%)

Total ILEC Access Lines	109,871	112,821	(2.6%)

CLEC Access Lines	33,390	31,861	4.8%

Greenfield Access Lines	15,324	13,451	13.9%

Total Wired Access Lines	158,585	158,133	0.3%

Wireless Subscribers	47,145	44,091	6.9%

Long Distance Lines
In ILEC	85,999	84,900	1.3%
In CLEC	23,485	24,443	(3.9%)
In Greenfield	9,088	7,326	24.1%

Total Long Distance Lines	118,572	116,669	1.6%

Internet Access Customers
Dial-Up	6,031	8,494	(29.0%)
DSL	21,710	15,523	39.9%
High Speed	716	617	16.0%

Total Internet Access Customers	28,457	24,634	15.5%

		Projected
	Lines in	Marketable	Total
Greenfield Projects	Service	Lines	Projects
By Year Signed
Previous Years	13,622	40,000	75
2003	1,003	5,000	18
2004	614	4,000	12
2005	85	4,000	13
2006	—	1,000	4

Total	15,324	54,000	122

By Type
Mall	2,551	3,000	3
Single Family Homes	9,014	38,000	67
Multi-Dwelling Units	2,867	11,000	41
Business	892	2,000	11

Total	15,324	54,000	122

CT Communications, Inc.
Other Selected Financial Data
(Unaudited, in thousands)

	Three Months Ended March 31,
Capital Expenditures	2006	2005
ILEC	$3,558	$4,459
Wireless	196	1,093
CLEC	1,242	223
Greenfield	1,592	1,348
Internet	250	428
Other	149	207

Total	$6,987	$7,758

% of Revenue	16.2%	18.7%

	Three Months Ended March 31,
Depreciation	2006	2005
ILEC	$5,202	$5,109
Wireless	635	504
CLEC	658	629
Greenfield	973	810
Internet	374	479
Other	278	335

Total	$8,120	$7,866

Reconciliation of Reported Results to Normalized Results
Three Months Ended March 31, 2006

				Investment
		Palmetto	Fixed Asset	Securities
	GAAP	MobileNet	Impairment	Impairment	Normalized

Operating Revenue	$43,139	$—	$—	$—	$43,139
Operating Expense	38,020	—	(190)	—	37,830

Operating Income	5,119	—	190	—	5,309
Other Income (Expense)	88,742	(88,939)	—	876	679

Pre-Tax Income	93,861	(88,939)	190	876	5,988
Income Tax Expense	36,705	(34,817)	74	343	2,305

Net Income	$57,156	$(54,122)	$116	$533	$3,683

Diluted EPS	$2.98	$(2.82)	$0.01	$0.03	$0.19